Exhibit 16

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA EQUITABLE LIFE INSURANCE COMPANY

The names of the Directors and the names and titles of the Executive Officers of AXA Equitable Life Insurance Company (“AXA Equitable”), which is the sole member of Equitable Holdings, LLC, and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA Equitable at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA Equitable and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
Josh Braverman	Senior Executive Director and Treasurer Senior Executive Vice President and Treasurer, AXA Financial, Inc.

* Thomas Buberl (1) AXA 25, avenue Matignon 75008 Paris France	Chief Executive Officer, AXA Chairman of the Board, AXA Financial, Inc.

Marine de Boucaud	Senior Executive Director and Chief Human Resources Officer Senior Executive Vice President and Chief Human Resources Officer, AXA Financial, Inc.

* Ramon de Oliveira (1) 580 Park Avenue New York, NY 10065	Managing Director, Investment Audit Practice, LLC

* Barbara Fallon-Walsh	Former Head of Institutional Retirement Plan Services, The Vangaurd Group, Inc.

Dave S. Hattem	Senior Executive Director and General Counsel Senior Executive Vice President and General Counsel, AXA Financial, Inc.

Mike Healy	Senior Executive Director and Chief Information Officer Senior Executive Vice President and Chief Information Officer, AXA Financial, Inc.

Name, Business Address	Present Principal Occupation
Adrienne Johnson	Senior Executive Director and Chief Transformation Officer Senior Executive Vice President and Chief Transformation Officer, AXA Financial, Inc.

* Daniel G. Kaye	Former partner at Ernst & Young

Anders Malmström (3)	Senior Executive Director and Chief Financial Officer Senior Executive Vice President and Chief Financial Officer, AXA Financial, Inc.

* Kristi A. Matus	Former Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc.

* Mark Pearson (2)	Chairman, President and Chief Executive Officer President and Chief Executive Officer, AXA Financial, Inc.

* Bertram L. Scott Novant Health 108 Providence Road Charlotte, NC 28207	Senior Vice President of population health

* George Stansfield	Group General Secretary, AXA

* Richard C. Vaughan	Former Executive Vice President and Chief Financial Officer, Lincoln Financial Group

Brian Winikoff	Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management Senior Executive Vice President and Head of U.S. Life, Retirement and Wealth Management, AXA Financial, Inc.

*	Director
(1)	Citizen of the Republic of France
(2)	Citizen of the United Kingdom
(3)	Citizen of Switzerland